Exhibit 99.1

Press Release

Pinnacle Systems Sells Team Sports Assets to XOS Technologies

MOUNTAIN VIEW, Calif., Feb. 7 — Pinnacle Systems, Inc. (Nasdaq: PCLE), a leader in digital video solutions, today announced that it has sold its Lowell, Massachusetts-based Team Sports assets to XOS Technologies. The definitive agreement was executed and the transaction closed Friday, Feb. 4.

“Team Sports’ accomplishments for clients like the NFL and NCAA make it an attractive addition to XOS Technologies, a company with a strong, expanding presence in sports media management,” said Patti Hart, Pinnacle Systems chairman and chief executive officer. “While this transaction helps us tighten our focus on our core strengths, we believe it also offers the best avenue for Team Sports’ continued progress.”

Pinnacle entered into sports media management in March 2000 when it acquired Digital Editing Services. In June 2000 the company also acquired Avid Sports, a market leader in digital video analysis. The Team Sports business is comprised of a mix of ex-coaches, ex-players and ex-general managers working in collaboration with hardware and software developers to create industry-leading solutions for the sports market.

“Our mission is helping sports teams prepare for every game using the most effective resources possible,” said Dan Aton, founder of XOS Technologies. “Adding Pinnacle’s Team Sports assets, which have such a strong track record in the football market, to what XOS already offers in other sports markets, only means even better results for our clients.”

Founded in 1999, XOS Technologies develops advanced video technology solutions for teaching and video management in the professional and collegiate sports markets. These sports solutions are developed to help teams effectively manage their video, data and teaching technologies, and enhance the teams’ communication and preparation.

About Pinnacle Systems, Inc.

Pinnacle Systems provides broadcasters and consumers with cutting-edge digital media creation, storage, and play-back solutions for use at Home, in the Studio and on the Air. Pinnacle Systems’ award winning digital media solutions are in use around the world for broadcast, video and audio editing, DVD and CDR authoring and on the Internet. A recognized industry leader, the Company has received nine prestigious Emmy Awards for its technical innovations and carries this commitment throughout all of its product lines. Pinnacle Systems may be reached at 650-526-1600 or at www.pinnaclesys.com.

This press release contains forward-looking statements that involve risk and uncertainties within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 concerning Pinnacle’s strategic, operational, and financial plans. Actual results may differ materially from the forward-looking statements due to certain risks, including among others: general economic conditions, including business conditions in the specific markets for Pinnacle’s products; increased competition; lack of success in timely development, production, and acceptance of new products; the failure to reduce costs or improve operating efficiencies, including those related to the disposition of Team Sports; and the ability to attract, hire and retain key employees. All information set forth in this release and its attachments is made as of February 7, 2005, and the Company undertakes no duty to update this information. More information about potential factors that could affect the Company’s business and financial results is included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2004, including (without limitation) under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” which are on file with the Securities and Exchange Commission (the “SEC”) and available at the SEC’s website at www.sec.gov.